Exhibit 99.1

WAUSAU PAPER ANNOUNCES FOURTH-QUARTER,

YEAR-END FINANCIAL RESULTS

MOSINEE, WI – February 8, 2010 – Wausau Paper (NYSE:WPP) today reported that in the fourth-quarter and full-year 2009:

▪

Adjusted fourth-quarter earnings of $0.14 per share improved from $0.03 per share a year ago while adjusted full-year earnings of $0.59 per share reached their highest level in ten years.

▪

Towel & Tissue achieved record operating profits of $49.5 million in 2009 while adjusted operating profits improved substantially for Printing & Writing and Specialty Products.

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The January 1, 2010 combination of the Printing & Writing and Specialty Products businesses into a single “Paper” unit concluded a multi-year restructuring of these businesses.

▪

Cost reduction and cash conservation measures drove a $27 million reduction in working capital and $74 million reduction in debt during 2009 with debt-to-capital declining to 34 percent from 48 percent at year-end 2008.

The company reported fourth-quarter net earnings of $9.2 million, or $0.19 per share, compared with net losses of $1.8 million, or $0.04 per share, in the prior year.  Net sales decreased 7 percent to $257.8 million while shipments declined 2 percent to 168,000 tons, due primarily to volume reductions associated with the permanent closure of a paper mill in Jay, Maine.

Fourth-quarter results included after-tax facility closure charges of $0.6 million, or $0.01 per share, related primarily to the December closure of a converting facility in Appleton, Wisconsin and the second-quarter closure of the Jay mill; after-tax gains of $2.3 million, or $0.05 per share, related to a tax credit for the use of alternative fuel mixtures at the Mosinee, Wisconsin, facility; after-tax gains of  $1.6 million, or  $0.03 per share, from the sale of non-strategic timberlands; and charges of $1.0 million, or $0.02 per share, related to a tax audit settlement and other permanent tax items.  Prior-year fourth-quarter results included after-tax charges of $3.7 million, or $0.08 per share, relating to a paper machine shutdown at the Jay facility and after-tax timberland sales gains of $0.5 million, or $0.01 per share.  Excluding these items, adjusted fourth-quarter 2009 net earnings were $6.8 million, or $0.14 per share, compared with adjusted net earnings of $1.4 million, or $0.03 per share, last year.  Adjusted net earnings are a non-GAAP measure and three-month and year-end results are reconciled to GAAP earnings below.

	3 Months Ended		12 Months Ended
	December 31		December 31
	2009	2008	2009	2008

GAAP Net Earnings (Loss) Per Share	$ 0.19	$ (0.04)	$ 0.42	$ (0.32)
Facility Closure and Machine Shutdown Charges (1)	0.01	0.07	0.35	0.43
Alternative Fuel Mixture Excise Tax Credit	(0.05)	–	(0.17)	–
Capital-Related Expenses (2)	–	–	0.04	–
Gain on Sale of Timberlands	(0.03)	(0.01)	(0.04)	(0.08)
Gain on Sale of Yeast Business	–	–	(0.03)	–
Tax Audit Settlement & Other Items	0.02	–	0.02	(0.02)
Adjusted Net Earnings Per Share	$ 0.14	$ 0.03	$ 0.59	$ 0.01

Note:  Totals may not foot due to rounding differences

(1)

2009 charges relate primarily to the second-quarter closure of a paper mill in Jay, Maine, and the fourth-quarter closure of a converting operation in Appleton, Wisconsin. 2008 charges relate primarily to the fourth-quarter shutdown of a paper machine at Jay and the closure of a paper mill in Groveton, New Hampshire.

(2)

Includes expenses associated with the first-quarter towel machine rebuild at Middletown, Ohio, and the second-quarter start-up of a distribution center in Bedford Park, Illinois.

For the full-year 2009, Wausau Paper reported adjusted net earnings of $28.8 million, or $0.59 per share, compared with adjusted net earnings of $0.5 million, or $0.01 per share, in the prior year.  Net sales decreased 13 percent to $1,032.1 million while shipments declined 12 percent to 685,000 tons, due primarily to volume reductions associated with the permanent closure the Jay mill.

Thomas J. Howatt, president and CEO, commented, “Despite economic weakness and demand uncertainty, adjusted fourth-quarter and full-year earnings reached their strongest levels since 1999.  Results were driven by cost reduction and cash conservation measures implemented early in 2009 as well as completion of multi-year business restructuring initiatives and several strategic capital projects.  These actions have improved our cost structure and competitive position while aligning our facilities with markets in which our technical capabilities provide a competitive advantage.”  Mr. Howatt continued, “With debt at its lowest level in more than a decade and cash flows substantially improved, we are positioned to compete effectively in our core markets and strategically invest in our businesses to drive increased shareholder value.”

BUSINESS UNIT RESULTS

Printing & Writing reported a fourth-quarter operating profit of $3.0 million compared with $2.8 million last year, although net sales and shipments declined 8 percent and 5 percent, respectively.  Current-quarter results include pre-tax charges of $0.3 million related primarily to closure of the Appleton converting facility while prior-year results include credits of $0.2 million related to the December 2007 closure of our mill in Groveton, New Hampshire.  Excluding the impact of facility closures, Printing & Writing’s fourth-quarter operating profit of $3.3 million compared favorably with $2.6 million reported last year.

Full-year operating profit of $8.0 million compared favorably with 2008 operating losses of $27.0 million while net sales declined 11 percent and shipments declined 8 percent due primarily to weak market demand.  Exclusive of $2.8 million of facility closure charges and expenses associated with the start-up of the Bedford Park, Illinois, distribution facility, 2009 operating profit of $10.7 million compared favorably with prior-year adjusted operating losses of $3.4 million.  With demand for uncoated freesheet papers declining 11 percent during 2009, improved results were driven by benefits associated with its two-year profit recovery initiative and lower fiber and energy costs.

Specialty Products’ fourth-quarter operating profit of $4.1 million included pre-tax charges of $0.6 million related to the closure of the Jay mill and pre-tax gains of $3.7 million from an alternative fuel mixture tax credit.  Prior-year operating losses were $8.3 million and included pre-tax charges of $6.0 million related primarily to a permanent paper machine shutdown.  Exclusive of closure charges and the alternative fuel tax credit, Specialty Products’ fourth-quarter operating profit of $1.0 million improved from an operating loss of $2.3 million last year.  Net sales and shipments declined 15 percent and 3 percent, respectively, due to facility closures and demand weakness in a number of market segments.

For the full year, operating profit of $1.6 million compared favorably with 2008 operating losses of $11.6 million despite net sales and shipments declining 25 percent and 22 percent, respectively.  Exclusive of facility closure charges of $25.7 million, gains of $13.5 million related to the alternative fuel tax credit, and a gain of $2.7 million related to the sale of a non-core yeast manufacturing business, adjusted operating profit of $11.2 million reached its strongest level since 2004 and compared favorably with prior-year adjusted operating losses of $1.4 million.  The restructuring of Specialty Products has improved profitability and narrowed the business unit’s focus to four core markets – food, tape, liner, and industrial.  Additionally, the business unit’s combination with Printing & Writing will further reduce administrative costs and improve the flexibility with which mature and growth-oriented markets can be served.

Towel & Tissue reported fourth-quarter operating profits of $12.5 million compared with prior-year operating profits of $9.1 million as net sales and shipments increased 5 percent and 6 percent, respectively.  For the full year, Towel & Tissue achieved record operating profits of $49.5 million compared with 2008 operating profits of $32.8 million as net sales increased 1 percent and shipments declined 1 percent.  Profits improved on a year-over-year basis due to improved sales mix, reduced wastepaper and energy costs, and benefits associated with the first-quarter rebuild of the towel machine at the Middletown, Ohio, mill.

Demand for “away-from-home” towel and tissue products declined 6 percent during 2009 while our total shipments declined just 1 percent and our value-added product volume increased 6 percent.  Above-market performance continues to be driven by growth of our Green Seal™-certified products and innovative dispensers such as our new “Hybrid” cabinet which provides options for both electronic “touch-free” and mechanical operation.

TIMBERLAND SALES

The company sold 4,300 acres of timberlands in the fourth quarter for an after-tax gain of $1.6 million and sold a total of 5,000 acres for the full year for an after-tax gain of $2.0 million.  Approximately 12,000 acres of non-strategic timberlands remain in the sales program which began in 2005.

OUTLOOK

Commenting on the first-quarter outlook, Mr. Howatt said, “We remain very encouraged about our ability to grow in our core markets through a focus on product innovation and superior service, and by the benefits of our recently completed restructuring initiatives at our Paper segment.  While overall market conditions remain relatively weak, demand has stabilized and we expect year-over-year volume gains in select markets.  At the same time we face a much more difficult input cost environment than last year.  As a result we expect first-quarter earnings to be modestly below prior-year levels of $0.07 per share.”

Wausau Paper’s fourth-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday February 9, and can be accessed through the company’s website at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through February 16.

About Wausau Paper:

Wausau Paperproduces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended December 31, 2009

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Twelve Months
of Operations	Ended December 31, (unaudited)		Ended December 31,
	2009	2008	2009 (unaudited)	2008
Net sales	$257,752	$275,673	$1,032,144	$1,191,764
Cost of sales	218,168	252,262	899,310	1,103,076
Gross profit	39,584	23,411	132,834	88,688
Selling & administrative expenses	21,686	23,422	83,229	89,111
Restructuring	595	490	5,532	16,331
Operating profit (loss)	17,303	(501)	44,073	(16,754)
Interest expense	(815)	(2,600)	(8,986)	(10,283)
Other income, net	16	97	111	367
Earnings (loss) before income taxes	16,504	(3,004)	35,198	(26,670)
Provision (credit) for income taxes	7,314	(1,227)	14,635	(10,836)

Net earnings (loss)	$ 9,190	$ (1,777)	$ 20,563	$ (15,834)

Net earnings (loss) per share (basic and diluted)	$ 0.19	$ (0.04)	$ 0.42	$ (0.32)
Weighted average shares outstanding-basic	48,845	48,779	48,834	49,033
Weighted average shares outstanding-diluted	49,277	48,779	49,117	49,033

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2009 (unaudited)	2008
Current assets	$ 226,960	$ 262,562
Property, plant, and equipment, net	379,483	405,408
Other assets	48,658	42,880
Total Assets	$ 655,101	$ 710,850

Current liabilities	$ 134,838	$ 143,732
Long-term debt	117,944	191,963
Other liabilities	176,897	167,574
Stockholders’ equity	225,422	207,581
Total Liabilities and Stockholders’ Equity	$ 655,101	$ 710,850

Condensed Consolidated Statements	Twelve Months
of Cash Flow	Ended December 31,
	2009 (unaudited)	2008
Cash flows from operating activities:
Net earnings (loss)	$ 20,563	$(15,834)
Provision for depreciation, depletion, and amortization	75,160	69,468
Gain on sale of assets	(5,062)	(4,304)
Deferred income taxes and other non-cash items affecting net earnings (loss)	16,364	(7,455)
Changes in operating assets and liabilities:
Receivables	(2,520)	13,046
Inventories	28,191	(9,663)
Accounts payable and other liabilities	(682)	(27,149)
Other	(21,100)	(20,629)
Net cash provided by (used in) operating activities	110,914	(2,520)

Cash flows from investing activities:
Capital expenditures	(45,948)	(48,324)
Proceeds from property, plant, and equipment disposals	9,615	9,056
Net cash used in investing activities	(36,333)	(39,268)

Cash flows from financing activities:
Net issuances of commercial paper	14,604	15,910
Net (payments) borrowings under credit agreement	(19,500)	37,500
Payments under capital lease obligation and notes payable	(68,567)	(204)
Dividends paid	(4,151)	(16,713)
Payments for purchase of company stock	–	(8,496)
Net cash (used in) provided by financing activities	(77,614)	27,997

Net decrease in cash & cash equivalents	$ (3,033)	$(13,791)

Note 1.  During 2009, we were eligible for a tax credit under the Internal Revenue Code for alternative fuel mixtures used as fuel in a taxpayer’s business.  The credit was equal to $0.50 per gallon of alternative fuel contained in the mixture and was refundable in cash.  The cost of sales for the three and twelve months ended December 31, 2009, includes net pre-tax credits of $3.7 million and $13.5 million, respectively.

Note 2.  In August 2008, we announced plans to permanently shut down one of the two paper machines at our Specialty Products’ paper mill in Jay, Maine.  The shutdown of this machine was completed in December 2008.  In March 2009, we announced further plans to permanently shut down the remaining paper machine and cease all operations at the Jay paper mill.  The paper mill was closed during the second quarter of 2009.  The cost of sales for the three and twelve months ended December 31, 2009, includes a pre-tax credit of $0.1 million and pre-tax charges of $20.8 million, respectively, due to the closure of the paper mill.  The cost of sales for the three and twelve months ended December 31, 2008, included $5.1 million and $7.2 million, respectively, in pre-tax charges due to the shutdown of the paper machine.  Pre-tax restructuring expense as a result of the closure of the paper mill was $0.7 million and $4.7 million, respectively, for the three and twelve months ended December 31, 2009.  Pre-tax restructuring expense related to the shutdown of the paper machine was $0.7 million and $2.4 million, respectively, for the three and twelve months ended December 31, 2008.  We do not expect to incur any additional charges related to the closure of the Jay paper mill.

Note 3.  In December 2008, we announced plans to permanently cease Printing & Writing’s converting operations at our Appleton, Wisconsin facility.  The Appleton facility was permanently closed in December 2009.  The converting equipment at the Appleton facility was relocated to our other Printing & Writing mills.  The cost of sales for the three and twelve months ended December 31, 2009, includes $0.4 million and $1.4 million, respectively, in pre-tax charges for associated closure costs.  The cost of sales for the three and twelve months ended December 31, 2008, included less than $0.1 million in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to the Appleton facility closure was $0.5 million for the twelve months ended December 31, 2009.  For the three and twelve months ended December 31, 2008, pre-tax restructuring expense as a result of the Appleton facility closure was less than $0.1 million.  No additional charges related to the closure of the Appleton facility are anticipated.

Note 4.  In December 2007, the roll wrap portion of our Specialty Products’ business was sold to Cascades Sonoco, Inc.  The cost of sales for the twelve months ended December 31, 2009, includes $0.2 million in pre-tax charges for associated closure costs.  The cost of sales for the three and twelve months ended December 31, 2008, included $0.1 million in pre-tax charges related to the sale and closure of the roll wrap business.  Pre-tax restructuring expense for the twelve months ended December 31, 2009, was less than $0.1 million, while pre-tax restructuring expense for the three and twelve months ended December 31, 2008, was $0.1 million and $0.5 million, respectively.  We do not expect to incur any additional charges related to the sale and closure of the roll wrap business.

Note 5.  In December 2007, we permanently ceased Printing & Writing’s papermaking operations at our Groveton, New Hampshire paper mill.  Pre-tax restructuring expense for the twelve months ended December 31, 2009, includes $0.3 million related to associated closure costs.  The cost of sales for the three and twelve months ended December 31, 2008, included less than $0.1 million and $10.1 million, respectively, in pre-tax charges for associated closure costs.  An adjustment to restructuring costs during the three months ended December 31, 2008, resulted in a credit to pre-tax restructuring expense of $0.3 million.  Pre-tax restructuring expense for the twelve months ended December 31, 2008, was $13.4 million.  No additional costs related to the Groveton mill closure are anticipated.

Note 6.  Interim Segment Information

At December 31, 2009, and during the year then ended, our operations were classified into three principal reportable segments:  Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Please refer to Note 7 for a description of a change in the structure of our business segments that is effective January 1, 2010.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander and Mosinee, Wisconsin.  Papermaking operations at Specialty Products’ Jay, Maine facility permanently ceased in the second quarter of 2009 (see Note 2).  In 2008, Specialty Products also included two converting facilities that produced laminated roll wrap and related specialty finishing and packaging products (see Note 4).  Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades.  The converting facility was permanently closed in December 2009 (see Note 3).  Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit, and other significant items by segment is as follows:

(in thousands, except ton data)	December 31,	December 31,
	2009 (unaudited)	2008
Segment assets
Specialty Products	$228,914	$279,354
Printing & Writing	181,987	180,221
Towel & Tissue	215,607	210,977
Corporate & Unallocated*	28,593	40,298
	$655,101	$710,850

	Three Months		Twelve Months
	Ended December 31, (unaudited)		Ended December 31,
	2009	2008	2009 (unaudited)	2008
Net sales external customers
Specialty Products	$ 88,922	$104,391	$ 359,202	$ 481,390
Printing & Writing	81,020	87,784	336,727	376,963
Towel & Tissue	87,810	83,498	336,215	333,411
	$257,752	$275,673	$1,032,144	$1,191,764

Operating profit (loss)
Specialty Products	$ 4,119	$ (8,317)	$ 1,638	$ (11,609)
Printing & Writing	3,007	2,809	7,964	(26,983)
Towel & Tissue	12,486	9,056	49,469	32,793
Corporate & Eliminations	(2,309)	(4,049)	(14,998)	(10,955)
	$ 17,303	$(501)	$ 44,073	$ (16,754)

Depreciation, depletion, and amortization
Specialty Products	$ 3,946	$ 10,024	$ 35,905	$ 27,404
Printing & Writing	2,319	2,101	8,874	13,963
Towel & Tissue	7,389	6,946	28,453	27,278
Corporate & Unallocated	498	214	1,928	823
	$ 14,152	$ 19,285	$ 75,160	$ 69,468

Tons sold
Specialty Products	65,895	68,065	265,653	340,090
Printing & Writing	56,850	60,018	242,830	263,518
Towel & Tissue	45,426	42,951	176,562	178,351
	168,171	171,034	685,045	781,959

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.

Note 7.  Pro-Forma Segment Information

In September 2009, we announced plans to consolidate our Specialty Products and Printing & Writing businesses into a single strategic operating unit.  The consolidation is effective on January 1, 2010, and does not impact the organization of the Towel & Tissue business segment.  We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10 (originally issued as Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information”).  Based on the definition of an operating segment in FASB ASC 280-10-50-1, we have determined that as of January 1, 2010, we have three business segments for our segment disclosures:  Paper, Tissue, and Corporate & Unallocated.

The asset information, sales, operating profit, and other significant items shown by segment below has been restated to show the information in accordance with the segment disclosures that are effective January 1, 2010.

(in thousands, except ton data)	December 31,	December 31,
	2009	2008
Segment assets (unaudited)
Paper	$410,901	$459,575
Tissue	215,607	210,977
Corporate & Unallocated*	28,593	40,298
	$655,101	$710,850

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Net sales external customers (unaudited)
Paper	$169,942	$192,175	$ 695,929	$ 858,353
Tissue	87,810	83,498	336,215	333,411
	$257,752	$275,673	$1,032,144	$1,191,764

Operating profit (loss) (unaudited)
Paper	$ 7,126	$ (5,508)	$ 9,602	$ (38,592)
Tissue	12,486	9,056	49,469	32,793
Corporate & Eliminations	(2,309)	(4,049)	(14,998)	(10,955)
	$ 17,303	$ (501)	$ 44,073	$ (16,754)

Depreciation, depletion, and amortization(unaudited)
Paper	$ 6,265	$ 12,125	$ 44,779	$ 41,367
Tissue	7,389	6,946	28,453	27,278
Corporate & Unallocated	498	214	1,928	823
	$ 14,152	$ 19,285	$ 75,160	$ 69,468

Tons sold(unaudited)
Paper	122,745	128,083	508,483	603,608
Tissue	45,426	42,951	176,562	178,351
	168,171	171,034	685,045	781,959

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.